CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Lattice Strategies Trust of our report dated September 25, 2025, relating to the financial statements and financial highlights of Hartford Disciplined US Equity ETF, Hartford Multifactor Developed Markets (ex-US) ETF, Hartford Multifactor Emerging Markets ETF, Hartford Multifactor Small Cap ETF, Hartford Multifactor US Equity ETF, Hartford US Quality Growth ETF and Hartford US Value ETF which appears in Lattice Strategies Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 25, 2025